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                                                                    Exhibit 12.1

                        Nexstar Broadcasting Group, Inc.

                  Computation of Ratio of Earnings to combined
                     Fixed Charges and Preferred Dividends
                             (dollars in thousands)
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                         December 31,   December 31,   December 31,  December 31,   December 31,  September 30,       September 30,
                            1997           1998            1999         2000           2001           2001                2002
                         ------------   ------------   ------------  ------------   ------------  -------------       --------------
Pre-tax income (loss)
from continuing
operations before
adjustment for
minority interests in
consolidated
subsidiaries ..............  (4,211)      (11,666)       (12,109)       (1,550)      (40,276)       (32,767)             (21,517)
                            -------       -------        -------       -------       -------        -------              -------

Fixed Charges:

Interest expense and
amortization of debt
discount ..................   2,632        11,452         16,127        19,736        38,478         28,740               28,832

Appropriate Portion
of (1/3) rentals ..........      50           103            166           212           193            159                  145
                            -------       -------        -------       -------       -------        -------              -------

Total fixed charges .......   2,682        11,555         16,293        19,948        38,671         28,899               28,977
                            =======       =======        =======       =======       =======        =======              =======

Pre-tax income (loss)
from continuing
operations before
adjustment for
minority interests in
consolidated
subsidiaries plus
fixed charges .............  (1,529)         (111)         4,184        18,398        (1,605)        (3,868)               7,460
                            =======       =======        =======       =======       =======        =======              =======

Preferred dividend
requirements ..............       -             -              -             -         2,786          1,041                5,195

Ratio of pre-tax
income to net income ......       -             -              -             -          0.96           0.94                 1.14

Preferred dividend
factor ....................       -             -              -             -         2,671            978                5,936

Total fixed charges .......   2,682        11,555         16,293        19,948        38,671         28,899               28,977
                            -------       -------        -------       -------       -------        -------              -------
Total fixed charges
and preferred
dividends .................   2,682        11,555         16,293        19,948        41,342         29,877               34,912
                            =======       =======        =======       =======       =======        =======              =======

Ratio of earnings to
combined fixed
charges and preferred
dividends .................       -             -              -             -             -              -                    -

Deficiency  to cover
fixed charges .............   4,211        11,666         12,109         1,550        42,947         33,745               27,453



                                                                             Pro Forma                              Pro Forma

                                                                         December 31, 2001                      September 30, 2002
                                                                         -----------------                      ------------------

Pre-tax income (loss)
from continuing
operations before
adjustment for minority
interests in consolidated
subsidiaries .................................................................. (40,821)                               (20,259)
                                                                                -------                                -------

Fixed Charges:

Interest expense and
amortization of debt
discount ......................................................................  39,659                                 29,131

Appropriate Portion of
(1/3) rentals .................................................................     193                                    145
                                                                                -------                                -------

Total fixed charges ...........................................................  39,852                                 29,276
                                                                                =======                                =======
Pre-tax income (loss)
from continuing
operations before
adjustment for minority
interests in consolidated
subsidiaries plus
fixed charges .................................................................    (969)                                 9,017
                                                                                =======                                =======

Preferred dividend
requirements ..................................................................       -                                      -

Ratio of pre-tax
income to net income ..........................................................       -                                      -

Preferred dividend
factor ........................................................................       -                                      -

Total fixed charges ...........................................................  39,852                                 29,276
                                                                                -------                                -------
Total fixed charges
and preferred dividends .......................................................  39,852                                 29,276
                                                                                =======                                =======
Ratio of earnings to
combined fixed charges
and preferred dividends .......................................................       -                                      -

Deficiency to cover
fixed charges .................................................................  40,821                                 20,259
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